Exhibit 99

[Legg Mason, Inc. Logo]

News Release

For Immediate Release
Contact:	Mary Athridge 212-805-6035

LEGG MASON BOARD ELECTS BARRY W. HUFF AS NEW DIRECTOR

Baltimore, MD -- June 9, 2009 -- Legg Mason, Inc. (NYSE:LM) announced today that Barry W. Huff has been elected to its Board of Directors. He was also elected to the firm's audit committee.

Mr. Huff retired as a partner of Deloitte, a global audit, tax, consulting and financial advisory firm, in May 2008. He spent more than 40 years at Deloitte and predecessor firms, advising clients around the globe on various issues related to audits, accounting, risk management and corporate governance. He was a member of Deloitte & Touche's Board of Directors from 1987 to 1996. From 1995 to 2008, he was a Vice Chairman in the Office of the CEO, with responsibility for generating thought leadership regarding the firm's services as well as for overseeing the firm's key client relationships.

Mark R. Fetting, Chairman and CEO of Legg Mason said, "Barry Huff has significant experience in advising corporations with operations around the globe and in providing independent, objective advice to managements and audit committees. This expertise will be an invaluable addition to the Board and to the audit committee."

About Legg Mason

Legg Mason is a global asset management firm, with $632 billion in assets under management as of March 31, 2009. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

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